                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )


                                   Corio, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   218875 10 2
                    ---------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 2 of 9 Pages
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     Greylock IX Limited Partnership


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                         -2,624,615-
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                         -0-
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                         -2,624,615-
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                         -0-
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         -2,624,615-


________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         5.3%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
                         PN


________________________________________________________________________________

                               Page 2 of 9 Pages

____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 3 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     Greylock IX GP Limited Partnership


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                         -2,624,615-
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                         -0-
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                         -2,624,615-
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                         -0-
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         -2,624,615-


________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         5.3%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)
                         PN


________________________________________________________________________________

                               Page 3 of 9 Pages

____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 4 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     William W. Helman


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                         -0-
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                         -2,624,615-
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                         -0-
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                         -2,624,615-
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         -2,624,615-


________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         5.3%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)
                         IN


________________________________________________________________________________

                               Page 4 of 9 Pages

____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 5 of 9 Pages
________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
     William S. Kaiser


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          United States


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                         -0-
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                         -2,624,615-
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                         -0-
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                         -2,624,615-
    WITH:
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                         -2,624,615-


________________________________________________________________________________
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                         5.3%


________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)
                         IN


________________________________________________________________________________


                               Page 5 of 9 Pages

____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 6 of 9 Pages
________________________________________________________________________________


Item 1(a)                  Name of Issuer:

                           Corio, Inc.


Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           959 Skyway Road, Suite 100
                           San Carlos, CA 94070

Item 2(a)                  Name of Person Filing:

                           Greylock IX Limited Partnership ("GIXLP"); Greylock IX GP Limited Partnership ("GIXGPLP"), the General Partner of GIXLP; William W. Helman and William S. Kaiser, each Co-Managing General Partners of GIXGPLP (each a "Co-Managing Partner").


Item 2(b)                  Address of Principal Business Office or, if none,
                           Residence:

                           The address of the reporting persons is:

                           One Federal Street
                           Boston, Massachusetts  02110


Item 2(c)                  Citizenship:

                           GIXLP is a limited partnership organized under the laws of the State of Delaware. GIXGPLP is a limited partnership organized under the laws of the State of Delaware. Each of Mr. Helman and Mr. Kaiser is a citizen of the United States.


Item 2(d)                  Title of Class of Securities:

                           Common Stock, par value $.001 per share (the "Common
Stock").


Item 2(e)                  CUSIP Number:


                           218875 10 2


Item 3                     Description of Person Filing:

                           Not applicable.


Item 4                     Ownership(1):

                           (a)      Amount Beneficially Owned:

                                    GIXLP is the record holder of 2,624,615
                                    shares of Common Stock and may be deemed to beneficially own the 2,624,615 shares of Common Stock held of record by it. GIXGPLP, as General Partner of GIXLP, may be deemed to beneficially own the 2,624,615 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, each as Co-Managing General Partner of GIXGPLP, may be deemed to beneficially own the 2,624,615 shares

--------
1        As of December 31, 2000.


                               Page 6 of 9 pages
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____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 7 of 9 Pages
________________________________________________________________________________



                                    of Common Stock held of record by GIXLP. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of
                                    Section 13(d) or 13(g) of the Act, the
                                    beneficial owners of any securities covered under this statement.

                           (b)      Percent of Class:


                                    GIXLP:                             5.3%
                                    GIXGPLP:                           5.3%
                                    Mr. Helman:                        5.3%
                                    Mr. Kaiser:                        5.3%

                           (c)      Number of Shares as to which the person has:


                                    (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:

                                    GIXLP may be deemed to have sole power to vote and dispose of 2,624,615 shares of Common Stock. GIXGPLP, as General Partner of GIXLP, may be deemed to have sole power to vote and dispose of the 2,624,615 shares of Common Stock held of record by GIXLP. Each of Mr. Helman and Mr. Kaiser, as Co-Managing General Partner of GIXGPLP, may be deemed to share power to vote and dispose of the 2,624,615 shares of Common Stock held of record by GIXLP.


Item 5                     Ownership of Five Percent or Less of a Class:

                           Not applicable.


Item 6                     Ownership of More than Five Percent on Behalf of
                           Another Person:

                           Not applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                           Not applicable.


Item 8                     Identification and Classification of Members of the
                           Group:


                           Not applicable.


Item 9                     Notice of Dissolution of Group:

                           Not applicable.


Item 10                    Certification:

                           Not applicable.


                               Page 7 of 9 pages
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____________________                                           _________________
CUSIP No.218875 10 2               SCHEDULE 13G                Page 8 of 9 Pages
________________________________________________________________________________


                                    SIGNATURE

         After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

DATED:  February 13, 2001.


                            GREYLOCK IX LIMITED PARTNERSHIP

                            By:  Greylock IX GP Limited Partnership
                                 General Partner


                                 By: /S/ WILLIAM W. HELMAN
                                    --------------------------------------------
                                     William W. Helman
                                     Co-Managing General Partner


                            GREYLOCK IX GP LIMITED PARTNERSHIP


                            By:      /S/ WILLIAM W. HELMAN
                               -------------------------------------------------
                                 William W. Helman
                                 Co-Managing General Partner



                                     /S/ WILLIAM W. HELMAN
                              --------------------------------------------------
                              William W. Helman



                                     /S/ WILLIAM S. KAISER
                              --------------------------------------------------
                              William S. Kaiser



                               Page 8 of 9 pages